                               SYSCO CORPORATION

                 AMENDED AND RESTATED MANAGEMENT INCENTIVE PLAN

                          Effective As Of July 3, 1994

                                 EXHIBIT 10(d)

         This Sysco Corporation Amended and Restated Management Incentive Plan (the "Plan") was adopted by unanimous action of the Plan Compensation Committee (as hereinafter defined) of Sysco Corporation (the "Company") on September 1, 1994, and by the Board of Directors of the Company (the "Board of Directors") on September 2, 1994.

1.       STATEMENT OF PRINCIPLE

         The purpose of the Plan is to reward (i) certain key management personnel for outstanding performance in the management of the divisions or subsidiaries of the Company (both a division and subsidiary of the Company are herein referred to as a "Subsidiary") and (ii) certain corporate personnel for managing the operations of the Company as a whole. Except as otherwise provided in Section 8 hereof, the total number of shares of Sysco Common Stock, $1 par value ("Common Stock"), which may be awarded pursuant to this Plan shall not exceed 2,367,118 shares. All references to periods in the Plan are to fiscal periods unless otherwise specifically noted.

2.       PLAN COMPENSATION COMMITTEE

         The Board of Directors has established a committee (the "Plan Compensation Committee") which is charged with structuring, proposing the implementation of, and implementing the terms and conditions of, the Plan. The Plan Compensation Committee shall, at all times, consist of two or more directors of the Company. The Plan Compensation Committee shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); to otherwise supervise the administration of the Plan; and, except as to the application of this Plan to Senior Executive Participants (as defined in Section 3 below), to delegate such authority provided to it hereunder as it may deem necessary or appropriate to the Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer and any Executive Vice President with authority over food service
operations, and any of them individually.   All decisions made by the Plan
Compensation Committee pursuant to the provisions of the Plan shall be made in the Plan Compensation Committee's sole discretion and shall be final and binding on all persons, including the Company and Participants. Each director while a member of the Plan Compensation Committee shall (i) meet the definition of "disinterested person" contained in Rule 16b-3 promulgated pursuant to
Section 16 of the Securities Exchange Act of 1934, as amended, and (ii)





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
be an "outside director", within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), any regulations interpreting
Section 162(m) of the Code, or any other applicable Internal Revenue Service pronouncements pertaining thereto.

3.       PARTICIPANTS

         The participants in the Plan for a fiscal year shall be designated by the Plan Compensation Committee from the persons who are employed by any Subsidiary ("Subsidiary Participants") or the Company ("Corporate Participants"), in the following capacities (Subsidiary Participants, Corporate Participants, and Senior Executive Participants are referred to collectively as "Participants" or individually as a "Participant"):

         Subsidiary Participants - Persons who serve as the Chairman of the Board of Directors, Chief Executive Officer, Chief Operating Officer, President, or an Executive Vice President of a Subsidiary, regardless of whether such Participant works for a division or a subsidiary of the Company.

         Corporate Participants - Persons (i) who serve as Chairman of the Board of Directors, Chief Executive Officer, Chief Operating Officer, President, Executive or Senior Vice President, Vice President, Secretary, Treasurer, Controller, Assistant Secretary, Assistant Treasurer, Assistant Controller, General Counsel or any other officer of the Company elected by the Board of Directors, and (ii) who are also employees of the Company or a Subsidiary.

         Senior Executive Participants - In addition to the participants described above, persons who are "covered employees" of the Company within the meaning of Code Section 162(m) and proposed Treasury Regulation 1.162-27(c)(2) (or any successor statute or regulating section, or any administrative interpretation thereof) (the "Executive Compensation Provisions") during a fiscal year of the Company shall be participants in the Plan for such fiscal year. If a Participant is both a Senior Executive Participant and a Corporate or a Subsidiary Participant during a fiscal year as a result of the application of the Executive Compensation Provisions, he or she shall be considered a Senior Executive Participant, and not a Corporate or a Subsidiary Participant, during such fiscal year, and shall be subject to any and all restrictions applicable to Senior Executive Participants hereunder during such fiscal year.

         To the extent possible, the Plan Compensation Committee shall designate Participants in the Plan prior to the commencement of the fiscal year in which such designated Participants will be entitled to a bonus under the Plan, or as soon as practicable during the fiscal year in which a person first becomes eligible to be a Participant. Once designated as a Participant, the Plan Compensation Committee can remove an employee as a Participant with or without cause at any time and the Participant shall not be entitled to any bonus under the Plan for the year in which he or she is removed regardless of when during such year he or she is removed.

4.       DEFINITIONS

         (A)     For Table A Calculations:

                 (i) Total Capital - for any Subsidiary, the sum of the following components:

                          (a) Stockholders' equity - the average of the amounts outstanding for such Subsidiary at the end of each quarter for which the computation is being made (quarterly average basis).

                          (b) Long-term debt - the average of the long-term portion of debt of such Subsidiary outstanding at the end of each quarter for which the computation is being made (quarterly average basis).

                          (c) Intercompany borrowings - the average of the amount outstanding at the end of each day during the period for which the computation is being made (daily average basis).

                          (d) FASB No. 13 leases - the average of the capitalized value of long-term leases at the end of each quarter during the period for which the computation is being made (quarterly average basis).

                          (e)     Imputed plant and equipment - for
                                  Subsidiaries which are leasing major capital items, the estimated present value of the cost of such items as of the end of the fiscal year will be included in the determination of Total Capital.

                 (ii) Return on Capital - the Return on Capital for any Subsidiary is expressed as a percentage and is computed by dividing the Subsidiary's pretax earnings by the Subsidiary's Total Capital.

                 (iii) Increase in Pretax Earnings - the Increase in Pretax Earnings is expressed as a percentage increase of the Subsidiary's actual pretax earnings for the current year compared to the greater of (a) the Subsidiary's actual pretax earnings for the prior year, or (b) those earnings which would have been required to have been earned by the Subsidiary in the prior year in order to have obtained a 20% return on such Subsidiary's Total Capital.

         (B)     For Table B Calculations:

                 (i) Return on Stockholders' Equity - expressed as a percentage and computed by dividing the Company's net after-tax earnings for the year by the Company's average stockholders' equity at the end of each quarter during the year.

                 (ii) Increase in Earnings Per Share - expressed as a percentage increase of the net after-tax earnings per share for the year over the prior year's net after-tax earnings per share.

         (C)     Method of Calculating Quarterly Averages:

                 In determining the average amount outstanding of stockholders' equity, long-term debt, and capitalized value of long-term leases under paragraphs 4(A)(i)(a), (b) and (d), above, and the quarterly average stockholders' equity under paragraph 4(B)(i) above, such averages shall be determined by dividing five (5) into the sum of the amounts outstanding of the relevant category at the end of each of the four quarters of the fiscal year plus the amount outstanding of the relevant category at the beginning of the fiscal year.

5.       METHOD OF OPERATION

         The bonus which a Participant can earn is based on the performance of the Company as a whole and either the performance of the Subsidiary which employs such Participant (as to Subsidiary Participants) or of a select group of Subsidiaries (as to Corporate Participants). The bonus is calculated with respect to an entire fiscal year and, if earned, shall be paid in accordance with Section 7 hereof.

         (A)     Subsidiary Participants and certain Senior Executive
Participants.

                 With respect to each Subsidiary Participant and each Senior Executive Participant who would be a Subsidiary Participant but for the application of the Executive Compensation Provisions, a portion of the bonus may be earned on the basis of the results of operations of the Subsidiary employing such Participant, and the balance of the bonus on the basis of the results of operations of the Company as a whole, all as shown on Tables A and B attached hereto and made a part hereof. The bonus for such a Participant shall equal the sum of (i) 70% of the Participant's annual base salary in effect at the fiscal year end times the applicable percentage determined from Table A, the "Operations of the Subsidiary" (as adjusted, if applicable, as provided in Section 5(B), plus (ii) 20% of the Participant's annual base salary in effect at the fiscal year end times the applicable percentage determined from Table B, the "Operations of the Company", subject to the further adjustments and additions provided for in the Plan, unless the Plan Compensation Committee shall formulate a different bonus structure as to any Subsidiary Participant. No bonus shall be paid to a Subsidiary Participant or to a Senior Executive Participant who would be a Subsidiary Participant but for the application of the Executive Compensation Provisions based upon the Table B calculation unless he or she is entitled to a bonus based upon the Table A calculation.

                 For Subsidiary Participants and Senior Executive Participants who would be Subsidiary Participants but for the application of the Executive Compensation provisions, the portion of the bonus based upon the results of Operations of the Subsidiary is determined by multiplying the appropriate percentage shown on Table A which coincides for the relevant Subsidiary with the appropriate level of Return on Capital and Increase in Pretax Earnings by

70% of the Participant's base salary. Accordingly, such a Participant will not be entitled to any bonus under this Section 5(A) unless the Subsidiary that employs the Participant achieves, as a minimum, an Increase in Pretax Earnings of 4% and a 12% Return on Capital, unless the Plan Compensation Committee formulates a different bonus structure for such Participant. By way of example based upon Table A, if the Subsidiary achieves only these minimum results, the Participant will be entitled to a bonus of 70% of his or her base salary multiplied by a bonus factor of 5%.

                 Subject to the further adjustments and additions provided for in this Plan, the remaining portion of the bonus for Subsidiary Participants and Senior Executive Participants who would be Subsidiary Participants but for the application of the Executive Compensation Provisions is based upon the Operations of the Company. This portion of such a Participant's bonus is calculated by determining the appropriate percentage shown on Table B which coincides with the appropriate Increase in Earnings Per Share and Return on Stockholders' Equity for the Company as a whole, and multiplying that percentage by 20% of the Participant's base salary. A Subsidiary Participant or a Senior Executive Participant who would be a Subsidiary Participant but for the application of the Executive Compensation provisions will receive no bonus as a result of the Table B calculation unless the Company achieves an Increase in Earnings Per Share of at least 10% and achieves a Return on Stockholders' Equity of at least 14%, unless the Plan Compensation Committee formulates a different bonus structure for such Participant. By way of example, if the Company achieves only these minimum results, such a Participant would receive, based upon Table B, a bonus of 20% of his or her base salary multiplied by the bonus factor of 10%, provided that the Participant is entitled to a bonus based upon the Operations of the Subsidiary employing such Participant.

                 Notwithstanding the foregoing, unless otherwise determined by the Plan Compensation Committee in its sole discretion, only Subsidiary Participants whose Subsidiary achieved a 20% or greater Return on Capital for the fiscal year preceding the fiscal year for which the bonus is being determined (the "Prior Fiscal Year"; the fiscal year for which the bonus is being calculated is the "Current Fiscal Year") shall be entitled to a bonus determined from Tables A and B in the manner provided in this paragraph 5(A). For any Subsidiary Participant whose Subsidiary did not achieve a 20% or greater Return on Capital for the Prior Fiscal Year, the Plan Compensation Committee may establish a special bonus formula for, or it may decline to award a bonus to, such Subsidiary Participant for the Current Fiscal Year.

         (B) Additional Bonus. In addition to the bonus calculated in accordance with Section 5(A) above, a Subsidiary Participant may also be entitled to an additional bonus ("Additional Bonus") if awarded by the Plan Compensation Committee in its sole discretion. The Additional Bonus shall be established by the Plan Compensation Committee, in its sole discretion, at one or more times during such fiscal year or within ninety (90) days following the
end of such fiscal year.    The Plan Compensation Committee shall determine the
Additional Bonus applicable to a particular Subsidiary Participant, if any, based upon (i) annual sales increases of the Subsidiary which employs such Participant over prior year's sales in excess of 15%, (ii) the development of management personnel at the Subsidiary which employs such Participant who are made available for transfer to other Subsidiaries or the corporate headquarters of the Company, (iii) such Participant's supervision of another Subsidiary or Subsidiaries in addition to the Subsidiary which employs them and to which they are primarily responsible, and (iv) such other criteria as the Plan Compensation Committee may develop in its sole discretion.

                 A Senior Executive Participant who would be a Subsidiary Participant but for the application of the Executive Compensation Provisions shall not be entitled to an Additional Bonus.

         (C)     Corporate Participants and certain Senior Executive
Participants.

                 With respect to a Corporate Participant or Senior Executive Participant who would be a Corporate Participant but for the application of the Executive Compensation Provisions and subject to the further adjustments and additions provided for in this Plan, a portion of the bonus shall depend upon the results of the Operations of the Company as shown on Table B, and the balance of his or her bonus shall depend on the number of Subsidiaries obtaining a 20% or greater Return on Capital.

                 The portion of such Participant's bonus based upon the Operations of the Company is calculated in the same manner as that portion of a Subsidiary Participant's bonus which is based upon the Operations of the Company except that it is equal to the product of (i) a percentage of such Participant's base salary (the "Salary Percentage") and (ii) the appropriate percentage shown on Table B which coincides with the appropriate Increase in Earnings per Share and Return on Stockholder's Equity for the Company as a whole. The Salary Percentage of a Corporate Participant or Senior Executive Participant who would be a Corporate Participant but for the application of the Executive Compensation Provisions shall be one hundred percent (100%) unless reduced by the Plan Compensation Committee at such time as the Plan Compensation Committee shall determine in its sole discretion.

                 A Corporate Participant or Senior Executive Participant who would be a Corporate Participant but for the application of the Executive Compensation Provisions will not receive any bonus (as a result of the Table B calculation or otherwise) unless the Company achieves an Increase in Earnings Per Share of at least 10% and achieves a Return on Stockholders' Equity of at least 14%.

                 Subject to the further adjustments and additions provided for in this Plan, the remainder of the bonus payable hereunder to a Corporate Participant or a Senior Executive Participant who would be a Corporate Participant but for the application of the Executive Compensation Provisions is calculated by determining the number of Subsidiaries of the Company that have attained at least a 20% or greater Return on Capital. If a minimum of ten Subsidiaries have obtained a 20% or greater Return on Capital, and all Subsidiaries which have obtained a 20% or greater Return on Capital employ at least 50% or more of the aggregate of the Total Capital of all Subsidiaries, then such Participant will be entitled to receive an additional bonus equal to the product of (i) the Participant's Salary Percentage and (ii) 9% of the Participant's base salary for the first ten Subsidiaries which obtain such a Return on Capital and an additional 1-1/2% of the Participant's base salary for each additional Subsidiary which obtains such a Return on Capital. By way of example, if 18 Subsidiaries (which, in the aggregate, employ 51% of the Total Capital of all Subsidiaries) obtain a 20% or greater Return on Capital, a Corporate Participant or Senior Executive Participant who would be a Corporate Participant but for the application of the Executive Compensation Provisions will receive a bonus equal to the product of (i) the Participant's Salary Percentage and (ii) 21% of the Participant's base salary (9% for the performance of the first ten Subsidiaries in the group, and 12% for the performance of the additional eight Subsidiaries in the group).

         (D)     General Rules Regarding Bonus Calculation.

                 In determining whether or not the results of operations of a Subsidiary or the Company for a given fiscal year results in a bonus, generally accepted accounting principles shall be applied on a basis consistent with prior periods, and such determination shall be based on the calculations made by the Company, approved (in the case of Senior Executive Participants) by the Plan Compensation Committee and binding on each Participant.

                 Except as provided in Section 11 as to Senior Executive Participants, there is no limit to the bonus that can be obtained. Although Tables A and B to the Plan have only been calculated to 160% and 142%, respectively, the "grids" shall be deemed to continue to increase in the same ratios as set forth.

         (E)     Tax Law Changes.

                 If the Internal Revenue Code is amended during any year and, as a result of such amendment(s), the effective tax rate applicable to the earnings of the Company (as described in the "Summary of Accounting Policies" section of the Company's annual report to the Securities and Exchange Commission on Form 10-K) changes during a year, the calculation of the net after-tax earnings per share of the Company (which calculations determine the appropriate "grid" set forth in Table B applicable to a Participant) for the year in which such rate change becomes effective (the "Rate Change Year") shall be made as if such rate change had not occurred during the Rate Change Year. In determining the appropriate "grid" applicable to a Participant in the year following the Rate Change Year, the calculation of the net after-tax earnings per share of the Company for such following year shall be made after taking into account such rate change, and shall be compared, for purposes of computing the appropriate Increase in Earnings Per Share for such year, with the net after-tax earnings per share of the Company for the Rate Change Year, computed after taking into account such rate change.

6.       NO EMPLOYMENT ARRANGEMENTS IMPLIED

         Nothing herein shall imply any right of employment for a Participant and if a Participant is terminated, voluntarily or involuntarily, with or without cause, prior to the end of a given fiscal year, such Participant shall not be entitled to any bonus for such fiscal year regardless of whether




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
or not such bonus had been or would have been earned in whole or in part, but any unpaid bonus earned with respect to a prior fiscal year shall not be affected.

7.       PAYMENT

         Within 90 days following the end of each fiscal year, the Company shall determine, and, in the case of Senior Executive Participants, the Plan Compensation Committee shall approve, the amount of any bonus earned by each Participant pursuant to the provisions of Section 5 above. Such bonus shall be payable in cash unless the Participant has given notice to the Plan Compensation Committee within 90 days after the commencement of such fiscal year that such Participant has elected the option provided in Section 7(A) below. The amount of any bonus that a Participant is entitled to receive for a fiscal year shall be determined as of the last day of such fiscal year and each Participant shall be deemed to have constructively received his bonus (including the value of the shares of stock if he or she elects to receive a portion of his or her bonus in stock) as of the last day of such fiscal year notwithstanding the fact that it may be paid or delivered to him or her thereafter.

         (A) Each Participant shall be entitled to receive, in increments of 5%, up to 40% of his or her bonus in shares of Common Stock (with the exact percent fixed by the Participant) with such shares to be valued at the closing price of the Common Stock on the primary securities exchange on which such stock is traded on the last trading day of such fiscal year. Such election shall be made no later than 90 days after the beginning of the fiscal year in respect of which the bonus is to be calculated and once made shall be irrevocable for such fiscal year. If the Participant elects to receive such shares, the Participant shall receive as additional compensation an additional number of shares of Common Stock equal to 50% of the number of shares received by reason of this election (the "Additional Shares"), plus the Additional Cash Bonus (as defined in Section 7(B) below). For example, if a Participant earns a $10,000 bonus and the Common Stock is selling at $50 per share, and the Participant elects to receive 40% of the bonus in the form of Common Stock in a timely manner, the Participant would receive $6,000 plus 120 shares of Common Stock (80 shares pursuant to his election, plus 40 Additional Shares), plus the Additional Cash Bonus (as defined in Section 7(B) below).

         (B) If a Participant elects to receive Common Stock in accordance with Section 7(A) above, he or she shall also receive, as an additional bonus pursuant to the Plan, a cash amount equal to the value of the Additional Shares (which shall be the aggregate closing price of the Additional Shares on the last trading day of such fiscal year), multiplied by the effective tax rate applicable to the Company for the fiscal year for which the bonus is calculated, as described in the "Summary of Accounting Policies" section of the Company's annual report to the Securities and Exchange Commission on Form 10-K for such fiscal year (the "Additional Cash Bonus").

8.       RECAPITALIZATION OF COMPANY

         In the event of a recapitalization of the Company or its merger into or consolidation with another corporation, a Participant shall be entitled to receive such securities which he or she would have been entitled to receive had he or she been a shareholder of the Company holding shares pursuant to this Plan at the time of such recapitalization, merger or consolidation. In the event of a stock split, stock, dividend or combination of shares with respect to the Common Stock of the Company after the determination of the number of shares to which a Participant is entitled but before delivery of such shares to the Participant, then the number of shares that such Participant shall be entitled to receive shall be proportionately adjusted.

9. INVESTMENT REPRESENTATION AND RESTRICTIONS ON THE STOCK AND RIGHT OF REPURCHASE BY THE COMPANY

         (A) The shares to be issued to a Participant may, at the option of the Company, be unregistered and in such event the Participant shall execute an investment letter in form satisfactory to the Company, which letter shall contain an agreement that the Participant will not sell, transfer, give or otherwise convey any of such shares for a period of two years from the date on which such shares were issued to the Participant, except in the event of the Participant's death or termination of employment due to disability or retirement under normal Company benefit plans, but then only in accordance with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder, and the shares shall bear a legend reflecting the investment representation and the unregistered status of the shares.

         (B) If the shares to be issued to a Participant are registered pursuant to the registration provisions of the Securities Act of 1933, as amended, then the Participant shall enter into an agreement at the time of issuance of such shares that the Participant will not sell, transfer, give or otherwise convey any of such shares for a period of two years from the date on which such shares were issued to the Participant, except in the event of death or termination of employment due to disability or retirement under the normal Company benefit plans, and such shares shall bear a legend reflecting the terms of such restriction.

         (C) If a Participant's employment is terminated at any time within the first year following the issuance of shares for any reason, with or without cause, other than his death or termination of employment due to disability or retirement under normal Company benefit plans, then upon demand of the Company made in writing within 30 days from the date of termination, such Participant will sell to the Company all of the stock issued to the Participant within the twelve months preceding the date of termination at a purchase price equal to the lower of the then market price of the stock as hereinafter determined or the price at which the stock was valued for purposes of issuing it pursuant to this Plan. If a Participant's employment is terminated after one year but before two years from the date on which any shares of Common Stock were issued to him pursuant to this Plan, on the demand of the Company made in writing within 30 days from the date of termination, such Participant will sell to the Company, in addition to the shares he or she may be required to sell under the preceding sentence, 50% of the stock issued to the Participant within twenty-four months but more than twelve months preceding the date of termination at a purchase price equal to the lower of the then market price of the stock as hereinafter determined, or the price at which the stock was valued for purposes of issuing it pursuant to this Plan. The market price of the Common Stock shall be deemed to be the closing price of such stock on the primary securities exchange on which such stock is traded on the date of termination; and if such stock did not trade on such date, then on the next day on which it does trade. The shares of Common Stock issued under this Plan shall bear a legend reflecting these restrictions.

10.      AMENDMENTS AND TERMINATION

         This Plan may be amended at any time by the Board of Directors and any such amendment shall be effective as of commencement of the fiscal year during which the Plan is amended, regardless of the date of the amendment, unless otherwise stated by the Board of Directors, provided that if such an amendment affects any material term of a performance goal hereunder, and thus would affect the ability of the Corporation to deduct payments of compensation to Senior Executive Participants because of the provisions of Code Section 162(m), any regulations issued interpreting Code Section 162(m), or any other applicable Internal Revenue Service pronouncements pertaining thereto, such amendment must be approved by the stockholders of the Company after disclosure of the terms of such amendment to the stockholders, prior to the payment of any amounts pursuant to the terms of such amendment to any Senior Executive Participant. This Plan may be terminated at any time by the Board of Directors and termination will be effective as of the commencement of the fiscal year in which such action to terminate the Plan is taken.

11.      OVERALL LIMITATION UPON PAYMENTS UNDER PLAN TO SENIOR EXECUTIVE
         PARTICIPANTS.

         Notwithstanding any other provision in this Plan to the contrary, in no event shall any Senior Executive Participant be entitled to a bonus amount for any fiscal year (which bonus amount shall include, if applicable, the value of the Additional Shares (as defined in Section 7(A) above, and the Additional Cash Bonus (as defined in Section 7(B) above)) in excess of one percent (1%) of the Company's earnings before income taxes as publicly disclosed in the "Consolidated Results of Operations" section of the Company's annual report to the Securities and Exchange Commission on Form 10-K for such fiscal year.




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
                             EXHIBIT 1 - TABLE A
                          MANAGEMENT INCENTIVE PLAN

                         OPERATIONS OF THE SUBSIDIARY

          SUBSIDIARY PARTICIPANT - 70% OF PARTICIPANT'S BASE SALARY
               MULTIPLIED BY PERCENTAGE DETERMINED FROM TABLE A


                                               PERCENTAGE INCREASE IN PRETAX EARNINGS
RETURN
  ON
CAPITAL 4-6  6-8  8-10 10-12 12-14 14-16 16-18 18-20 20-23 23-25 25-28 28-30 30-33 33-35 35-38 38-40 40-43 43-45 45-48 48-50  50-53
- - - -----------------------------------------------------------------------------------------------------------------------------------
 12-16    5    7    10    15    20    25    30    35    40    45    50    55    60    65    70    75    80    85    90    95    100
 16-20   10   15    20    25    30    35    40    45    50    55    60    65    70    75    80    85    90    95   100   102    105
 20-24   20   25    30    35    40    45    50    55    60    65    70    75    80    85    90    95   100   102   105   107    110
 24-28   30   35    40    45    50    55    60    65    70    75    80    85    90    95   100   102   105   107   110   112    115
 28-32   40   45    50    55    60    65    70    75    80    85    90    95   100   102   105   107   110   112   115   117    120
 32-36   50   55    60    65    70    75    80    85    90    95   100   102   105   107   110   112   115   117   120   122    125
 36-40   60   65    70    75    80    85    90    95   100   102   105   107   110   112   115   117   120   122   125   127    130
 40-44   70   75    80    85    90    95   100   102   105   107   110   112   115   117   120   122   125   127   130   132    135
 44-48   80   85    90    95   100   102   105   107   110   112   115   117   120   122   125   127   130   132   135   137    140
 48-52   90   95   100   102   105   107   110   112   115   117   120   122   125   127   130   132   135   137   140   142    145
 52-56  100  102   105   107   110   112   115   117   120   122   125   127   130   132   135   137   140   142   145   147    150
 56-60  105  107   110   112   115   117   120   122   125   127   130   132   135   137   140   142   145   147   150   152    155
 60-64  110  112   115   117   120   122   125   127   130   132   135   137   140   142   145   147   150   152   155   157    160



                              EXHIBIT 2 - TABLE B
                           MANAGEMENT INCENTIVE PLAN


                           OPERATIONS OF THE COMPANY


         SUBSIDIARY PARTICIPANT - 20% OF THE PARTICIPANT'S BASE SALARY
                MULTIPLIED BY PERCENTAGE DETERMINED FROM TABLE B

            CORPORATE PARTICIPANT - 70% OF PARTICIPANT'S BASE SALARY
                MULTIPLIED BY PERCENTAGE DETERMINED FROM TABLE B




  Return on                         PERCENTAGE INCREASE IN EARNINGS PER SHARE
Stockholders'
  Equity
        10-11 11-12 12-13 13-14 14-15 15-16 16-17 17-18 18-19 19-20 20-21 21-22 22-23 23-24 24-25 25-26 26-27 27-28 28-29 29-30
   ----------------------------------------------------------------------------------------------------------------------------
   14%    10    20    30    35    40    45    50    55    60    65    70    75    80    85    90    95   100   102   105   107
   15%    30    35    40    45    50    55    60    65    70    75    80    85    90    95   100   102   105   107   110   112
   16%    40    45    50    55    60    65    70    75    80    85    90    95   100   102   105   107   110   112   115   117
   17%    50    55    60    65    70    75    80    85    90    95   100   102   105   107   110   112   115   117   120   122
   18%    60    65    70    75    80    85    90    95   100   102   105   107   110   112   115   117   120   122   125   127
   19%    70    75    80    85    90    95   100   102   105   107   110   112   115   117   120   122   125   127   130   132
   20%    80    85    90    95   100   102   105   107   110   112   115   117   120   122   125   127   130   132   135   137
   21%    90    95   100   102   105   107   110   112   115   117   120   122   125   127   130   132   135   137   140   142